Exhibit 10.1

Manpower Inc.

100 Manpower Place

Milwaukee, Wisconsin 53212

December 29, 2008

Mr. Jonas Prising:

In connection with your employment relocation by Manpower Inc. (the “Corporation”) in 2005, we entered into a letter agreement with you with respect to the compensation to be paid and the other benefits to be provided to you in connection with such employment relocation.  That letter agreement dated December 16, 2005 contains certain benefits that are subject to the provisions of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).  In connection with final regulations issued under Section 409A and in connection with the Corporation’s decision to continue the period of your relocation, we are now amending and restating that letter agreement in order to comply with the requirements of Section 409A and the final regulations issued there under as follows :

1.  Position.  In connection with your relocation by the Corporation, your employment during the Term will continue to be with the Corporation as Executive Vice President, The Americas (“EVP The Americas”).  As EVP The Americas, you will continue perform such duties as may be assigned to you from time to time, and as may be consistent with the position of EVP The Americas, as determined by the Corporation’s Chief Executive Officer.  You agree to devote your best efforts and full business time to the performance of the duties assigned to you.  Your base of operations for the performance of your duties to the Corporation will continue to be Milwaukee, Wisconsin.

2.  Term.  The “Term” is the period beginning on January 1, 2006 and ending on December 31, 2010, or, if earlier, the date you are either relocated by the Corporation or your employment with the Corporation is terminated.  You shall remain an at will employee of the Corporation during the Term.

3.  Benefits.  During the Term, to the extent permitted by law, the Corporation will provide you with, and you will be eligible for, all benefits of employment generally made available to senior executives of the Corporation from time to time (collectively, the “Benefit Plans”), subject to and on a basis consistent with the terms, conditions and overall administration of such Benefit Plans.  You will be considered for participation in Benefit Plans which by the terms thereof are discretionary in nature (such as stock option plans) on the same basis as other senior executives of the Corporation.  You also will be entitled to vacations and perquisites during the Term in accordance with the Corporation’s policies as in effect from time to time for senior executives of the Corporation.

4.  Automobile. During the Term and for a reasonable time period prior to commencement of the Term, you shall be eligible to participate in the Corporation’s automobile program on the same basis as other senior executives of the Corporation.

5.  Housing.  During the Term, the Corporation will pay you $6,086 per month to cover your housing expenses in the Milwaukee area.  Payment of this amount shall be made to you in equal installments with each payroll check you receive during the Term, in accordance with the Corporation’s regular payroll practices.

6.  Tuition.  The Corporation will pay the tuition cost you incur during the Term for your two school-aged children at the University School of Milwaukee.  Such payment will be made by the Corporation directly to the University School of Milwaukee upon the Corporation’s receipt of such tuition invoices from the school.

7.  Tax Preparation.  Your income tax returns for any year or partial year included during the Term for income earned during the Term, as well as for the year immediately prior to the Term for any benefits or reimbursements provided to you under this letter agreement, shall be prepared by a nationally recognized accounting firm of the Corporation’s choice, and the Corporation agrees to directly pay the fees charged by such firm to prepare such tax returns upon the Corporation’s receipt of such invoices from the accounting firm.

8.  Return Visits.  During the Term, the Corporation will reimburse you for the cost of one round-trip business class airline ticket for each calendar year during the Term for you and each member of your immediate family to return to Europe.  Such reimbursement will be paid to you within ninety (90) days of your submission of a receipt for such ticket(s) to the Corporation, but in no event later than the end of the taxable year following the year in which you or the members of your family use the airline ticket(s).

9.  Tax Protection.  The Corporation will reimburse you for the total United States (state and federal) and foreign taxes incurred by you as a result of receiving payments of your base salary and any incentive bonuses earned during the Term, as well as payments pursuant to paragraph 3 above, in excess of the total UK and Italian (local and federal) taxes you would have incurred as a result of receiving such payments if your current tax residency status had not changed, assuming the same allocations of your time were made as in the year prior to the Term. As noted, the Corporation’s obligation to reimburse you for such excess taxes relates only to items of income and benefits you receive from the Corporation for services rendered to the Corporation.  The Corporation’s obligation to reimburse you for excess taxes shall not apply to any severance payments under the letter agreement entered into between you and the Corporation effective November 10, 2008 or any successor agreement thereto.  Payments of such reimbursements for excess taxes shall be made no later than the end of the second taxable year beginning after the taxable year in which your U.S. federal income tax return is required to be filed (including any extensions) for the year in which the compensation subject to such reimbursement relates.

In addition, the Corporation will reimburse you for all United States (state and federal) and foreign taxes incurred by you as a result of receiving the benefits described in paragraphs 4 through 8, above.  These reimbursements will be grossed-up so that the net amount received by you, after subtraction of all taxes applicable to the reimbursement plus the gross-up amount, will equal the reimbursement amount.  Reimbursements under this paragraph will be paid to you no later than the end of the taxable year next following the taxable year in which you pay taxes on the benefits described in paragraphs 4 through 8, above.

The amounts to be reimbursed under this paragraph 9 will be determined by a nationally recognized accounting firm selected by the Corporation, whose determination will be binding on both parties.  You agree to take such reasonable steps and make such elections as the Corporation may request in order to reduce the Corporation's obligations under this paragraph provided, however, that if such elections are expected to impact tax years subsequent to the end of the Term, you will not be required to do so unless you consent to such actions, which consent shall not be unreasonably withheld.

10.  Successors; Binding Agreement.  This letter agreement will be binding on the Corporation and its successors and will inure to the benefit of and be enforceable by your personal or legal representatives, heirs and successors.

11.  Notice.  Notices and all other communications provided for in this letter agreement will be in writing and will be deemed to have been duly given when delivered in person, sent by telecopy, or mailed by United States registered or certified mail, return receipt requested, postage prepaid, and properly addressed to the other party.  All notices to the Corporation shall be to the Corporation’s United States headquarters and should be addressed to the attention of the Corporation’s Secretary and General Counsel.

12.  No Right to Remain Employed.  Nothing contained in this letter agreement will be construed as conferring upon you any right to remain employed by the Corporation or any member of the Manpower Group or affect the right of the Corporation or any member of the Manpower Group to terminate your employment at any time for any reason or no reason, subject to the obligations of the Corporation and the Manpower Group as set forth herein.  It is expressly understood that your employment with the Corporation is employment that is terminable at will by notice from the Corporation.

13.  Modification.  No provision of this letter agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by you and the Corporation.

14.  Withholding.  The Corporation shall be entitled to withhold from amounts to be paid to you hereunder any United States or foreign federal, state, or local withholding or other taxes or charges which it is, from time to time, required to withhold under applicable law.

15.  Choice of Law.  This letter agreement shall be governed by the internal laws of the State of Wisconsin, without regard to the conflict of laws.

16.  Compliance with Code Section 409A.  The Corporation intends that any amounts or benefits payable or provided under this letter agreement and the Corporation’s and your exercise of authority or discretion hereunder comply with the provisions of Code Section 409A, as amended, and the treasury regulations relating thereto so as not to subject you to the payment of the additional tax, interest and any tax penalty which may be imposed under Code Section 409A.   The provisions of this letter agreement shall be interpreted in a manner consistent with such intent.  In furtherance thereof, to the extent that any provision hereof would otherwise result in you being subject to payment of the additional tax, interest and tax penalty under Code Section 409A, the Corporation and you agree to amend this letter agreement in a manner that brings this letter agreement into compliance with Code Section 409A and preserves to the maximum extent possible the economic value of the relevant payment or benefit and this letter agreement to you.

In no event will the reimbursements or in-kind benefits to be provided by the Corporation pursuant to this letter agreement in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will your right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

If you are in agreement with the foregoing, please sign and return one copy of this letter which will constitute our agreement with respect to the subject matter of this letter.

Sincerely,

MANPOWER INC.

By:  /s/ Jeffrey A. Joerres

Agreed as of the 29th day of December, 2008.

/s/ Jonas Prising

Jonas Prising

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